UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AGILYSYS, INC.
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February 20, 2009

Dear Fellow Agilysys Shareholder:

The Agilysys Board of Directors strongly urges all shareholders to vote in favor of the Board’s nominees for election at its 2008 Annual Meeting of Shareholders, using the WHITE proxy card, and to discard any proxy card representing the opposing slate nominated by Ramius LLC.

Ramius Nominee Tepedino Has Business Conflicts
and Lacks Public Board Experience

Although we have negotiated in good faith with Ramius and have proposed an agreement that would have allowed two of three Ramius nominees to join the Board on or before the company’s 2009 Annual Meeting of Shareholders, Ramius has decided to proceed with a disruptive proxy contest by nominating its slate of three directors for election at the 2008 Annual Meeting, to be held on March 26, 2009. This contest is not only costly to the company and distracting to management and the Board, it is also unnecessary since we have agreed, as announced on February 5, 2009, to place two of the Ramius nominees on the Board — Mr. John Mutch and Mr. James Zierick — pending final interviews. In our negotiations, Ramius had originally indicated a desire to have Mr. Mutch be the preferred nominee for our Board, but after we had agreed to a framework for a settlement, Ramius suddenly insisted that Mr. Steve Tepedino be the preferred nominee, even though we had previously indicated to Ramius that we had major concerns about Mr. Tepedino’s candidacy.

Mr. Tepedino is unacceptable to serve on the Board of Agilysys based on his lack of public board experience, and limited board experience otherwise, as well as his critical failure to comply with our Code of Business Conduct, due to his historical and current business activities. The company is particularly concerned about the fact that Mr. Tepedino consults to many competitors and customers of Agilysys. Although undisclosed by Ramius, we have learned that Mr. Tepedino is also President of a software company that is owned and run by the principals of Software Information Systems, a competitor to Agilysys in the IBM market. The Board adamantly believes these relationships represent a conflict of interest and violate the company’s Code of Business Conduct and Governance Charter.

By refusing to consider an alternative candidate and adamantly insisting on Mr. Tepedino, Ramius is causing the Board to unnecessarily expend time and money to protect the company’s shareholders from a Board nominee with competitive business relationships that potentially weaken Agilysys’ market position. The Board believes that Mr. Tepedino’s election to the Agilysys Board of Directors would not be in the best interests of shareholders and could seriously damage established strategic commercial relationships. Furthermore, Ramius’ threat of a proxy contest is a source of continued distraction for the company’s customers, employees and other stakeholders.

Agilysys Board of Directors Is Aligned with Shareholders

The Board has overseen the company’s divestiture of the KeyLink Systems Distribution Business and transformation of the company through its acquisition strategy which included Stack Computer, InfoGenesis, Innovativ and Eatec in fiscal 2008. As a result of these acquisitions, we have created a multi-vendor Technology Solutions Group (TSG) business, which was accomplished with the addition of the Sun Microsystems product line and expansion of our EMC relationship, and significantly expanded our product offering to serve the broader hospitality industry, further diversifying the existing Hospitality Solutions Group (HSG) business beyond the commercial gaming market. We continue to manage the Retail Solutions Group (RSG) to be a leader in designing solutions that help retailers improve operational efficiency, technology utilization, customer satisfaction and in-store profitability.

Agilysys’ Strategic Review

In October 2008, the Board completed a thorough strategic review of all alternatives available to the company to increase shareholder value. These alternatives included, but were not limited to, continued implementation of our current strategic growth plan, a sale of certain assets or the entire company, or a change to the company’s capital structure.

A wide-ranging and exacting five-month evaluation process was conducted by a special committee of independent directors, including a representative of our largest shareholder, in concert with financial advisor JPMorgan. Following this review, the Board unanimously agreed that Agilysys’ best course of action to maximize shareholder value is to remain an independent company, realign costs and overhead, and continue to drive value creation.

We Believe Ramius Is a Short-Term Speculator

Little more than a year after the company had been dramatically transformed, and only one month after it first purchased stock in the company, Ramius began to assert that the company’s strategy was flawed, questioning the ability of management and the Board, and stating that Agilysys was trading at a conglomerate discount. Representatives of Agilysys first met with Ramius on May 12, 2008 — barely a month after Ramius purchased its first shares of the company stock on April 10, 2008.

The company and its Board are troubled by Ramius’ emphasis on short-term investment objectives without regard to market realities and the company’s objective of maximizing value for all shareholders. Even though the Board’s exhaustive strategic review yielded no meaningful opportunities to unlock intrinsic value, and economic and capital market conditions have deteriorated since that time, Ramius continues to misleadingly refer to a “conglomerate structure” and thereby continues to promote the sale of all or parts of the company. This insistence by Ramius, despite adverse market conditions, is totally inconsistent with the company’s exhaustive due diligence and the company’s intent to realize the benefits of its cost-reduction initiatives and to execute on its strategy to build upon its core platforms.

Aggressive Actions to Reduce Costs and Improve Profitability

Since June 30, 2008, Agilysys has executed a series of actions to reduce its cost structure and improve profitability. These actions resulted in total annualized cost savings of $25 million and included:

•	Restructuring the go-to-market strategy for the professional services offering of TSG;

•	Eliminating investments to fund organic growth that were made when the macroeconomic conditions were healthier;

•	Exiting Asian operations of TSG;

•	Eliminating corporate executive positions;

•	Closing corporate offices in Boca Raton, Florida; and

•	Realigning certain operational and administrative departments and streamlining certain processes to reduce costs and drive efficiencies.

As disclosed in the company’s press release on February 10, 2009, the company’s adjusted EBITDA, excluding restructuring expense and goodwill impairment, improved significantly for the quarter ended December 31, 2008, from a year earlier. This improvement was due to cost-cutting measures, growth in the Sun product line and higher software and services revenue in the company’s HSG business unit, largely as a result of acquisitions. Significantly, this improvement took place under substantially weaker market and economic conditions.

Furthermore, the company will continue to grow and further leverage the advantages provided by its strategic transformation to focus solely on providing innovative IT solutions directly to customers following the March 2007 divestiture of the KeyLink Systems Distribution Business. The company’s three business groups — HSG, RSG and TSG — continue to build outstanding potential for the future, and they will be managed to further improve profitability. We believe with the maturation of these businesses and some modest stabilization in the financial credit markets, the company will see additional gains as TSG’s multi-vendor strategy provides unique cross-selling opportunities and economies of scale, and HSG’s earnings become more seasoned through continued integration of its go-to-market strategy and product portfolio.

The Company’s Nominees Are Strong Contributors to Your Experienced Board

These decisive actions demonstrate that the Board, as currently constituted, consists of highly qualified members who understand the business and are resolutely committed to acting in the best interests of all shareholders to build long-term shareholder value in today’s unprecedented economic environment.

The current Board is committed to its responsibility to act in the best interests of all shareholders, as demonstrated by the concerted actions described above. Eight of the nine directors are independent, and several have significant experience in IT solutions, professional services, and, most notably, value-added reseller businesses.

In June 2008, R. Andrew Cueva, a managing director of MAK Capital, Agilysys’ largest shareholder, was appointed to fill a vacancy on the Board. Cueva was a member of the special committee the Board established to review strategic alternatives for the company.

As you can see, we are deeply committed to a Board that is highly qualified, aligned with shareholder interests and focused on generating sustainable increases in shareholder value. In our consistent effort to create shareholder value in evolving economic and competitive environments, we have strategically repositioned the business and diversified the TSG and HSG businesses to provide unique growth opportunities. The Board has amply demonstrated that it is aligned with shareholder interests by embarking on a thorough review of strategic alternatives that validated the best way to maximize long-term shareholder value, and by executing $25 million in annualized cost reductions.

Ultimately, given Ramius’ shareholdings and plans for cumulative voting, this contest is not about Ramius nominating directors, as the Board is receptive to qualified directors, including Messrs. Mutch and Zierick. The main issue is Ramius’ attempt to force upon us a candidate, Mr. Tepedino, who, as a result of his business conflicts and lack of experience, is not acceptable as a Board member.

Although we are willing to add Messrs. Mutch and Zierick to the Board, the timing of their appointments is very important since the company’s slate of nominees includes critical members of our Board — Thomas A. Commes, chair of our Audit Committee, Howard V. Knicely, chair of our Compensation Committee, and R. Andrew Cueva, a representative of our largest shareholder — all of whom are independent and committed to acting on behalf of all Agilysys shareholders.

We have proposed, and thought we had arrived at, a mutually acceptable settlement to accommodate Ramius and also retain our vital slate of directors. Your Board continues to believe that this accommodation is preferable to a proxy contest and in the best interest of all shareholders.

We strongly believe that your Board’s nominees are crucial to the continued execution of Agilysys’ strategic plan. It is important to the company’s ongoing success that these nominees be retained on the Board.

Sincerely,

Keith Kolerus
Chairman

Martin F. Ellis
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

•	The Board of Directors urges you to DISCARD the gold proxy card sent to you by Ramius. A “WITHHOLD AUTHORITY” vote on the gold Ramius proxy card is not a vote for the Board’s nominees. To vote FOR your Company’s nominees you MUST execute a WHITE proxy card.

•	If you voted on a gold proxy card BUT WISH TO SUPPORT YOUR COMPANY’S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.

•	Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.

•	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company’s nominees on the WHITE proxy card.

•	For assistance in voting your shares, or for further information, please contact our proxy solicitor:

199 Water Street, 26th Floor
New York, NY 10038

Stockholders Call Toll Free (800) 336-5134
Banks and Brokerage Firms call (212) 440-9800

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